EXHIBIT 99.01








                      THE AETNA CASUALTY AND SURETY COMPANY

                     AND THE STANDARD FIRE INSURANCE COMPANY

                             AND THEIR SUBSIDIARIES




                          COMBINED FINANCIAL STATEMENTS




                           DECEMBER 31, 1995 AND 1994

                                                             Page
                                                             ----

Financial Report


      Independent Auditors' Report                              1


      Combined Financial Statements                             2



      Notes to Combined Financial Statements                    6

                     Independent Auditors' Report
                     ----------------------------

Board of Directors
Aetna Life and Casualty Company:


We have audited the combined balance sheets of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries
(the "Companies") as of December 31, 1995 and 1994, and the related combined statements of income, shareholder's equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries as of December 31, 1995 and 1994, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                                /S/ KPMG Peat Marwick LLP


Hartford, Connecticut
February 28, 1996



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PAGE 2

COMBINED STATEMENTS OF INCOME

For the years ended December 31,

(Millions)                                            1995             1994
- ---------------------------------------------------------------------------
Revenue:
Premiums                                           $4,117.7        $4,354.8
Net investment income                                 902.1           824.3
Fees and other income                                  82.0           115.8
Net realized capital gains                            199.0             5.9
                                                  -------------------------
Total revenue                                       5,300.8         5,300.8
- ---------------------------------------------------------------------------
Claims and Expenses:
Claims and claim adjustment expenses                4,232.0         3,747.1
Operating expenses                                    851.8         1,011.2
Amortization of deferred policy
 acquisition costs                                    622.7           633.7
                                                  -------------------------
Total claims and expenses                           5,706.5         5,392.0
- ---------------------------------------------------------------------------
Loss before income tax benefits                      (405.7)          (91.2)
Income tax benefits                                  (162.8)          (53.9)
                                                  -------------------------
Net loss                                          $  (242.9)       $  (37.3)
===========================================================================

See Notes to Combined Financial Statements.

COMBINED BALANCE SHEETS

As of December 31,

(Millions, except share data)                            1995             1994
- ------------------------------------------------------------------------------
Assets:
Investments:
 Debt securities:
    Available for sale, at fair value
      (amortized cost $11,182.3 and $9,696.4)         $11,598.3       $ 9,096.8
    Held for investment, at amortized cost

      (fair value $407.1)                                     -           413.5
 Equity securities, at fair value
  (cost $289.5 and $779.5)                                499.9         1,017.9
 Short-term investments                                   137.2           106.0
 Mortgage loans                                         1,061.7         1,453.7
 Real estate                                              264.7           262.0
 Other                                                    291.1           301.2
                                                      -------------------------
Total investments                                      13,852.9        12,651.1
- -------------------------------------------------------------------------------
 Cash and cash equivalents                              1,136.5           676.3
 Reinsurance recoverables and receivables               5,276.6         4,903.2
 Accrued investment income                                184.5           178.0
 Premiums due and other receivables                     1,002.1         1,063.5
 Federal and foreign income taxes:
  Current                                                  12.6            20.1
  Deferred                                                633.7           862.5
 Deferred policy acquisition costs                        305.8           316.0
 Other assets                                             994.3         1,000.4
                                                      -------------------------
Total assets                                          $23,399.0       $21,671.1
===============================================================================

Liabilities:
 Unpaid claims and claim adjustment expenses          $16,558.5       $15,977.2
 Unearned premiums                                      1,398.4         1,423.8
 Policyholders' funds left with the companies              39.2            46.7
                                                      -------------------------
Total insurance liabilities                            17,996.1        17,447.7
 Short-term debt                                              -             9.1
 Long-term debt                                            35.2            35.5
 Other liabilities                                      1,486.3         1,057.9
                                                      -------------------------
Total liabilities                                      19,517.6        18,550.2
- -------------------------------------------------------------------------------
Commitments and Contingent Liabilities (Notes 12, 13 and 14)

Shareholder's Equity:
 Common capital stock (1,000 share authorized,
  issued and outstanding with a par
  value of $25,000 and 20,000 shares authorized,
  issued and outstanding with a par value of $250)         30.0            30.0
 Paid in capital                                        1,477.5         1,174.5
 Net unrealized capital gains (losses)                    312.8          (387.9)
 Retained earnings                                      2,061.1         2,304.3
                                                      -------------------------
Total shareholder's equity                              3,881.4         3,120.9
- -------------------------------------------------------------------------------

Total liabilities and shareholder's equity            $23,399.0       $21,671.1
===============================================================================

See Notes to Combined Financial Statements.




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PAGE 4

COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

For the years ended December 31,


(Millions)                                            1995        1994
- ---------------------------------------------------------------------------
Shareholder's equity, beginning of year               $ 3,120.9   $ 3,858.3
Capital Contribution                                      303.0           -
Dividends to shareholder                                    (.3)          -
Net change in unrealized capital
 gains and losses                                         700.7      (700.1)
Net loss                                                 (242.9)      (37.3)
                                                      ---------------------
Shareholder's equity, end of year                     $ 3,881.4   $ 3,120.9
- ---------------------------------------------------------------------------

See Notes to Combined Financial Statements.




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PAGE 5

COMBINED STATEMENTS OF CASH FLOWS

For the years ended December 31,

(Millions)                                                1995         1994
- --------------------------------------------------------------------------------
Cash Flows from Operating Activities:
 Net loss                                                 $  (242.9)   $  (37.3)
 Adjustments to reconcile net loss to
  net cash provided by (used for) operating activities:
   (Increase) Decrease in accrued investment income            (6.6)       25.4
   Decrease (Increase) in premiums due and other
    receivables                                               154.0      (232.8)
   Increase in reinsurance recoverables
    and receivables                                          (373.4)     (191.9)
   Decrease in deferred policy acquisition costs               10.2        13.5
   Depreciation and amortization                                8.6        15.0
   (Decrease) Increase in federal and foreign income taxes    239.3      (205.1)
   Net decrease (increase) in other assets and
    other liabilities                                         413.1      (513.1)
   Increase in insurance liabilities                          555.5       423.9
   Net realized capital gains                                (199.0)       (5.9)
   Amortization of net investment discounts                     3.2        55.0
   Other, net                                                   0.9        70.0
                                                      -------------------------
    Net cash provided by (used for)
    operating activities                                      562.9      (583.3)
                                                      -------------------------
Cash Flows from Investing Activities:
 Proceeds from sales of:
  Debt securities available for sale                        3,845.9     4,173.2
  Equity securities                                         1,041.4       550.0
  Mortgage loans                                               29.0        33.1
  Real estate                                                  94.9        69.5
  Short-term investments                                    9,917.5     7,361.3
 Investment maturities and repayments of:
  Debt securities available for sale                        1,526.4       914.7
  Debt securities held for investment                             -       279.9
  Mortgage loans                                              319.2       258.4
 Cost of investment purchases in:
  Debt securities available for sale                       (6,508.1)   (4,751.4)
  Equity securities                                          (317.3)     (420.4)
  Mortgage loans                                                 .3        (9.9)
  Real estate                                                 (18.0)          -
  Short-term investments                                   (9,955.7)   (7,331.4)
 Decrease in property and equipment                             1.9         1.3
 Other, net                                                  (373.0)      135.3
                                                      -------------------------
  Net cash (used for) provided by investing
    activities                                               (395.6)    1,263.6
                                                      -------------------------
Cash Flows from Financing Activities:
 Dividends paid to shareholder                                  (.3)          -
 Capital contribution from shareholder                        303.0           -
 Repayment of long-term debt                                    (.3)      (12.3)
 Net increase (decrease)in short-term debt                     (9.1)        9.1
                                                    ---------------------------
  Net cash provided by (used for)
    financing activities                                      293.3        (3.2)
- -------------------------------------------------------------------------------
Effect of exchange rate changes on cash
 and cash equivalents                                           (.4)        (.3)
- -------------------------------------------------------------------------------
Net increase in cash and cash equivalents                     460.2       676.8
Cash and cash equivalents, beginning of year                  676.3         (.5)
                                                      -------------------------
Cash and cash equivalents, end of year                $     1,136.5   $   676.3
===============================================================================

See Notes to Combined Financial Statements.


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PAGE 6

NOTES TO COMBINED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF ENTITY AND PRINCIPLES OF COMBINATION

The combined financial statements include The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries (collectively, the "Companies") which are wholly-owned subsidiaries of Aetna Life and Casualty Company ("Aetna"). Aetna entered into a definitive agreement, dated November 28, 1995, to sell the Companies to The Travelers Insurance Group Inc. ("Travelers"). The sale is subject to state regulatory approval and other customary conditions and is expected to be completed no later than midyear 1996. The Companies' commercial insurance operations provide most types of commercial property-casualty insurance (primarily workers' compensation, auto, liability and other specialty products), bonds, and insurance-related services for businesses, government units and associations. The personal insurance operations underwrite private-passenger auto and homeowner insurance, which is sold to individuals through independent agents, with a significant market in the Northeastern states.

Due to the related business activities, common management control, common ownership and the interdependence of the affiliated entities, combined financial statements have been prepared in accordance with generally accepted accounting principles. Intercompany transactions between the Companies have been eliminated. Certain reclassifications have been made to 1994 financial information to conform to 1995 presentation.

ACCOUNTING CHANGES

Accounting by Creditors for Impairment of a Loan

As of January 1, 1995, the Companies adopted Financial Accounting Standard ("FAS") No. 114, Accounting by Creditors for Impairment of a Loan and FAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. In accordance with these standards, a loan is considered impaired when it is probable that the Companies will be unable to collect amounts due according to the contractual terms of the loan agreement. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the mortgage loan and the fair value of the collateral. General reserves are established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans. Prior to the adoption of FAS Nos. 114 and 118, the Companies included the reserve for estimated losses on potential problem loans which management believed were likely to become classified as problem or restructured in the next 12 months or so in the general reserve. Adoption of these standards had no impact on 1995 net income.



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PAGE 7

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FUTURE APPLICATION OF ACCOUNTING STANDARDS

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of

In March 1995, the FASB issued FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires write-down to fair value when long-lived assets to be held and used are impaired. The statement also requires long-lived assets to be disposed of (e.g., real estate held for sale) to be carried at the lower of cost or fair value less estimated selling costs and does not allow such assets to be depreciated. The Companies will adopt this statement in 1996 and the impact on earnings is not expected to be material.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

INVESTMENTS

Debt securities which may be sold prior to maturity are classified as available for sale and carried at fair value. Available for sale debt securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to available for sale investments, net of related taxes, are reflected in shareholder's equity.

Debt securities which the Companies have the positive intent and ability to hold to maturity are classified as held for investment and are carried at amortized cost, net of write-downs for other than temporary declines in value. The Companies had no held for investment securities at December 31, 1995.

In December 1995, in accordance with guidance published by the FASB, the Companies reassessed the classifications of all debt securities. As a result of this review, debt securities with an amortized cost of $403.1 million (fair value of $400.8 million) were reclassified from the held for investment category to the available for sale category.

INVESTMENTS (CONTINUED)

Equity securities are classified as available for sale and carried at fair value. Equity securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to such securities, net of related taxes, are reflected in shareholder's equity.

Fair values for debt and equity securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Purchases and sales of debt and equity securities are recorded on the trade date. Purchases and sales of mortgage loans are recorded on the closing date.

Mortgage loans are carried at unpaid principal balances, net of impairment reserves, and are generally secured. A mortgage loan is considered impaired when it is probable that the Companies will be unable to collect amounts due according to the contractual terms of the loan agreement. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the mortgage loan and the fair value of the collateral. A general reserve is established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans.

Investment real estate, which the Companies have the intent to hold for the production of income, is carried at depreciated cost, including capital additions, net of write-downs for other than temporary declines in fair value. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of depreciated cost (fair value at foreclosure plus capital additions less accumulated depreciation) or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less estimated selling costs is below depreciated cost.

Short-term investments, consisting primarily of money market instruments and other debt issues purchased with a maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

Other invested assets consist primarily of partnerships, equity subsidiaries and agency loans. Partnerships and equity subsidiaries are carried on an equity basis and agency loans are carried at the unpaid principal balance.

INVESTMENTS (CONTINUED)

The Companies utilize foreign exchange forward contracts and swap agreements for other than trading purposes in order to manage investment returns and align maturities, interest rates, currency rates and funds availability with its obligations. (Please refer to Note 13.)

Foreign exchange forward contracts which are designated at inception and effective as hedges of foreign translation exposures and foreign transaction exposures related to investments classified as available for sale are accounted for using the deferral method. Under the deferral method, realized and unrealized gains and losses from these forward contracts are deferred on the balance sheet, net of tax, in net unrealized capital gains or losses. Upon disposal of the hedged item, deferred gains and losses are recognized in net realized capital gains or losses in the Combined Statements of Income. Excess realized or unrealized gain or loss, if any, from the foreign exchange forward contract compared to the foreign investment being hedged, is reported as a net realized gain or loss in the Combined Statements of Income.

Swap agreements which are designated as interest rate or foreign exchange rate risk management instruments at inception are accounted for using the accrual method. Under the accrual method, the difference between amounts paid and received on such agreements is reported in net investment income in the Combined Statements of Income; there is no recognition in the Combined Balance Sheets for changes in the fair value of the agreement.

DEFERRED POLICY ACQUISITION COSTS

Certain costs of acquiring insurance business are deferred. These costs, all of which vary with and are primarily related to the production of new and renewal business, consist principally of commissions, certain expenses of underwriting and issuing contracts and certain agency expenses. Acquisition costs are amortized over the life of the insurance contract.

Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income would not be adequate to cover related losses and expenses.

OTHER ASSETS

Property and equipment are reported at depreciated cost using the straight-line method based upon the estimated useful lives of the assets. The carrying value of property and equipment at December 31, 1995 and 1994 was $12.1 million and $20.9 million, respectively, and was net of accumulated depreciation of $92.8 million and $92.9 million, respectively.

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PAGE 10

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INSURANCE LIABILITIES

Liabilities for unpaid claims and claim adjustment expenses include, to the extent reasonably estimable, provisions for payments to be made on reported claims, and claims incurred but not reported and for associated claim adjustment expenses. (Please refer to Note 12.) Workers' compensation life table indemnity reserves are discounted at 5% for voluntary business and 3.5% for involuntary business. Workers' compensation life table indemnity reserves, net of the related discount, totaled $863 million and $821 million at December 31, 1995 and 1994, respectively, which were 26% and 24% of the Companies' total workers' compensation reserves for unpaid claims and claim adjustment expenses at December 31, 1995 and 1994, respectively. Certain other reserves with fixed or determinable payment patterns over periods of up to seven years, including reserves related to certain environmental and asbestos-related claim settlements, have also been discounted. The rates used in discounting such reserves range from 4% to 7%, and the amount of such discounted reserves, net of reinsurance was approximately $190 million at December 31, 1995.

The Companies' insurance reserve liabilities are reported net of estimated amounts of salvage and subrogation.

Unearned premiums are calculated on a pro rata basis. Additional premiums under retrospectively-rated policies are excluded from unearned premiums and classified as premiums due.

PREMIUMS, CLAIMS AND EXPENSES

Premiums are generally recognized as revenue on a pro rata basis over the policy term. Certain policies allow the Companies to charge additional premiums as a result of recognizing additional claim and expense costs under the policies. Such premiums are recognized when the related losses are provided.

Claims and expenses, including acquisition costs such as commissions, certain premium taxes and certain other items, are charged to current operations as incurred. Claims are reported net of salvage and subrogation received and anticipated. Premiums, claims and expenses are also reported net of deductions for reinsurance ceded.

FEDERAL AND FOREIGN INCOME TAXES

The Companies are included in the consolidated federal income tax return of Aetna. The Companies are taxed at regular corporate rates after adjusting income/(loss) reported for financial statement purposes for certain items. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutes. Deferred income tax expenses/benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.


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PAGE 11

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SEVERANCE AND FACILITIES CHARGE

The Companies recorded a $101 million after-tax ($155 million pretax) severance and facilities charge in the fourth quarter of 1993. The planned actions included the elimination of approximately 2,000 positions. The severance and facilities charge included costs related to vacating excess leased office space and costs related to vacating and selling a property owned by Aetna in Hartford, Connecticut. During 1995 and 1994, the Companies charged costs of $12.6 million and $142.4 million (pretax), respectively, to the 1993 severance and facilities reserve related to the cost reduction actions.





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PAGE 12

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3.  INVESTMENTS

Debt securities at December 31, 1995 were as follows:

                                                        Gross          Gross
                                         Amortized      Unrealized     Unrealized     Fair
(Millions)                               Cost           Gains          Losses         Value
- ----------------------------------------------------------------------------------------------
Available for Sale:
- ----------------------------------------------------------------------------------------------
  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $ 3,048.2      $   122.3      $     8.1     $ 3,162.4
  Obligations of states and

   political subdivisions                    628.5           10.9            7.6         631.8
  Utilities                                  735.3           37.6            2.5         770.4
  Financial                                1,304.7           83.9            1.2       1,387.4
  Transportation/Capital Goods               649.8           27.1            4.9         672.0
  Other corporate securities                 366.4           12.0            2.0         376.4
  Mortgage-backed securities               1,655.5           46.2            4.3       1,697.4
  Other loan-backed securities               708.5           12.5            1.4         719.6
  Foreign governments                      1,125.7           64.6            6.5       1,183.8
  Other                                      959.7           39.4            2.0         997.1
                                         -----------------------------------------------------
    Total Available for Sale             $11,182.3      $   456.5      $    40.5     $11,598.3
- ----------------------------------------------------------------------------------------------


Debt securities at December 31, 1994 were as follows:

                                                        Gross          Gross
                                         Amortized      Unrealized     Unrealized    Fair
(Millions)                               Cost           Gains          Losses        Value
- ----------------------------------------------------------------------------------------------
Available for Sale:
- ----------------------------------------------------------------------------------------------
  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations             $ 3,680.2      $     1.2      $   254.9     $ 3,426.5
  Obligations of states and
   political subdivisions                  1,048.0            3.9           46.6       1,005.3
  Utilities                                  519.7            1.4           22.8         498.3
  Financial                                  530.2             .1           17.5         512.8
  Transportation/Capital Goods               625.6            2.9           26.2         602.3
  Other corporate securities                 274.0             .6           21.1         253.5
  Mortgage-backed securities               1,370.4            3.5          102.3       1,271.6
  Other loan-backed securities               332.2              -           14.7         317.5
  Foreign governments                        759.4            1.8           74.0         687.2
  Other                                      556.7            1.2           36.1         521.8
                                         -----------------------------------------------------
    Total Available for Sale             $ 9,696.4      $    16.6      $   616.2     $ 9,096.8
- ----------------------------------------------------------------------------------------------

Held for Investment:
- ----------------------------------------------------------------------------------------------
  Obligations of states and

   political subdivisions                $   246.1      $     1.1      $     8.0     $   239.2
  Utilities                                   37.7             .1             .6          37.2
  Financial                                   42.8             .2             .3          42.7
  Transportation/Capital Goods                13.8             .5             .2          14.1
  Other corporate securities                   3.7             .1             .3           3.5
  Foreign governments                         23.3             .1             .3          23.1
  Other                                       46.1            1.8             .6          47.3
                                         -----------------------------------------------------
    Total Held for Investment            $   413.5      $     3.9      $    10.3     $   407.1
- ----------------------------------------------------------------------------------------------

The carrying and fair value of debt securities are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                                         1995
                                               -------------------------
                                               Amortized        Fair
(Millions)                                     Cost             Value
- ------------------------------------------------------------------------
Available for Sale:
- ------------------------------------------------------------------------
Due to mature:
  One year or less                          $   793.7          $   837.2
  After one year through five years           3,812.9            3,864.4
  After five years through ten years          2,494.6            2,610.3
  After ten years                             1,717.1            1,869.4
  Mortgage-backed securities                  1,655.5            1,697.4
  Other loan-backed securities                  708.5              719.6
- ------------------------------------------------------------------------
    Total Available for Sale                $11,182.3          $11,598.3
- ------------------------------------------------------------------------

The Companies engage in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Cash collateral, which is in excess of the market value of the loaned securities, is deposited by the borrower with a lending agent, and retained and invested by the lending agent to generate additional income for the Companies. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value fluctuates. At December 31, 1995, the Companies had loaned securities (which are reflected as invested assets on the Combined Balance Sheets) with a market value of approximately $.9 billion.

Investments in equity securities were as follows:
                                    Gross        Gross
                                    Unrealized   Unrealized    Fair
(Millions)           Cost           Gains        Losses        Value
- -----------------------------------------------------------------------
1995
- -----------------------------------------------------------------------

Equity securities    $  289.5       $  287.0     $   76.6      $  499.9
- -----------------------------------------------------------------------
1994
- -----------------------------------------------------------------------

Equity securities    $  779.5       $  335.8     $   97.4      $1,017.9
- -----------------------------------------------------------------------

At December 31, 1995, the Companies had an investment in common stock of MBIA, Inc. with a carrying value of $286.0 million representing 7% of shareholder's equity, and an investment in preferred stock of Federated Investors with a carrying value of $100.7 million representing 3% of shareholder's equity. Subsequent to December 31, 1995, the Companies sold all of their investment in Federated Investors and 82% of their investment in MBIA, Inc. These sales resulted in a combined realized capital gain of $173.8 million (pretax) which will be reflected in 1996 results.

Real estate holdings at December 31 were as follows:

(Millions)                        1995         1994
- ---------------------------------------------------


Properties held for sale      $  173.0     $    98.6
Investment real estate           106.8         197.7
                              ----------------------

                                 279.8         296.3

Valuation reserve                 15.1          34.3
                              ----------------------
  Net carrying value          $  264.7     $   262.0
- ----------------------------------------------------

The accumulated depreciation for real estate was $29.0 million and $19.1 million at December 31, 1995 and 1994, respectively.

Total real estate write-downs included in the net carrying value of the Companies' real estate holdings on the Combined Balance Sheets at December 31, 1995 and 1994 were $116.4 million and $83.3 million, respectively.

At December 31, 1995, the total recorded investment in mortgage loans that are considered to be impaired (which include problem loans, restructured loans and potential problem loans) under FAS No. 114 and related specific reserves are $164.4 million and $21.3 million, respectively. Included in the total recorded investment are impaired loans of $61.0 million for which no specific reserves are considered necessary.

The activity in the mortgage loan impairment reserves for the twelve months ended December 31, 1995 is summarized below:

(Millions)
- -------------------------------------------------------
  Balance at December 31, 1994                $  136.6
  Charged to net realized capital loss             6.4
  Principal write-offs                           (77.3)
                                              ---------
  Balance at December 31, 1995 (1)            $   65.7
- -------------------------------------------------------

(1) Total reserves at December 31, 1995 included $21.3 million of specific reserves and $44.4 million of general reserves.

The Companies accrue interest income on impaired loans to the extent it is deemed collectible and the loan continues to perform under its original or restructured contractual terms. Interest income on problem loans is generally recognized on a cash basis. Cash payments on loans in the process of foreclosure are generally treated as a return of principal.

Income earned (pretax) and received were each $12.2 million on the average recorded investment in impaired loans of $227.0 million for the twelve months ended December 31, 1995.

The carrying values of investments that were nonincome producing for the twelve months preceding the balance sheet date were as follows:

(Millions)                                    1995         1994
- -------------------------------------------------------------------
Debt securities                               $    .6      $    2.4
Equity securities                                12.6           9.3
Mortgage loans                                     .3          14.9
Real estate                                      71.4          47.9
                                              ---------------------
  Total nonincome producing investments       $  84.9      $   74.5
- -------------------------------------------------------------------

Significant noncash investing activities include acquisition of real estate through foreclosures (including in-substance foreclosures) of mortgage loans amounting to $40 million and $59 million in 1995 and 1994, respectively.

Please refer to Note 15 for concentrations of investment credit risk.

4.  CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS

Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold. Provisions for impairments and changes in the fair value of real estate subsequent to foreclosure are also included in net realized capital gains. Unrealized capital gains and losses on available for sale investments, net of related taxes, are reflected in shareholder's equity.

Net realized capital gains (losses) on investments were as follows:

(Millions)                                    1995          1994
- --------------------------------------------------------------------
Debt securities                               $ (38.0)      $    9.7
Equity securities                               239.5           30.7
Mortgage loans                                   (5.5)         (52.8)
Real estate                                      28.7           12.2
Sales of subsidiaries                               -           20.8
Other                                           (25.7)         (14.7)
                                              ----------------------
  Pretax realized capital gains               $ 199.0       $    5.9
- --------------------------------------------------------------------
  After tax realized capital gains            $ 128.6       $    3.8
- --------------------------------------------------------------------

Proceeds from the sale of investments in debt securities available for sale during 1995 were $3.8 billion. Gross gains of $56.5 million and gross losses of $94.5 million were realized on those sales. Proceeds from sales of investments in held for investment and available for sale during 1994 were $4.2 billion. Gross gains of $66.5 million and gross losses of $57.9 million were realized on those sales.

Net realized capital gains in 1994 included a $14 million after tax gain resulting from the sale of a portion of an unconsolidated subsidiary.

Changes in shareholder's equity included changes in unrealized capital gains (losses), for the periods as follows:

(Millions)                                    1995          1994
- --------------------------------------------------------------------
Equity securities                             $  (28.0)     $(132.9)
Debt securities available for sale             1,015.6       (808.1)
Foreign exchange and other, net                  (33.0)        35.2
                                              ---------------------
                                                 954.6       (905.8)
Increase (Decrease) in deferred federal
 income taxes                                    253.9       (205.7)
  Net changes in unrealized capital gains
   (losses)                                   $  700.7      $(700.1)
- -------------------------------------------------------------------

Changes in unrealized capital gains (losses) for the periods exclude pretax changes in debt securities carried at amortized cost. The unrecorded appreciation (depreciation) for debt securities carried at amortized cost is the difference between estimated market and carrying values, and amounted to $(6.4) million at December 31, 1994. The change in unrecorded appreciation (depreciation) was $6.4 million and $(27.0) million in 1995 and 1994, respectively.

Shareholder's equity included the following unrealized capital gains (losses) at December 31:

(Millions)                                    1995         1994
- --------------------------------------------------------------------
Equity securities:
  Gross unrealized capital gains              $  287.0     $  335.8
  Gross unrealized capital losses                (76.6)       (97.4)
                                              ---------------------
                                                 210.4        238.4
Debt securities available for sale:
  Gross unrealized capital gains                 456.5         16.6
  Gross unrealized capital losses                (40.5)      (616.2)
                                              ---------------------
                                                 416.0       (599.6)
Foreign exchange and other, net                  (96.7)       (63.7)
Deferred federal income taxes (benefits)         216.9        (37.0)
                                              ----------------------
  Net unrealized capital gains (losses)       $  312.8     $ (387.9)
- -------------------------------------------------------------------

At December 31, 1994, approximately $290 million of net unrealized capital losses, primarily on available for sale debt and equity securities, were reflected in shareholder's equity without deferred tax benefits. (Please refer to Note 8 for a discussion of the tax treatment for unrealized capital losses on available for sale debt and equity securities.)

5.  NET INVESTMENT INCOME

Sources of net investment income were as follows:

(Millions)                                    1995         1994
- -------------------------------------------------------------------
Debt securities                               $  683.2     $  626.5
Equity securities                                 31.3         27.0
Short-term investments                              .8            -
Mortgage loans                                   121.8        154.4
Real estate                                       56.6         59.2
Other                                             23.0          8.8
Cash equivalents                                  48.3         25.6
                                              ---------------------
Gross investment income                          965.0        901.5
Less investment expenses                          62.9         77.2
                                              ---------------------
  Net investment income                       $  902.1     $  824.3
- -------------------------------------------------------------------

6.  DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

The amount of dividends that may be paid to Aetna by AC&S and The Standard Fire Insurance Company in 1996, without prior approval by the Insurance Commissioner of the State of Connecticut (the "Department") is $216.6 million (the sale agreement with Travelers prohibits the payment of dividends from the Companies). Dividends of $.3 million were paid by AC&S to Aetna in 1995. No dividends have been paid by The Standard Fire Insurance Company during 1995. Dividend payments by the domestic insurance subsidiaries of AC&S and The Standard Fire Insurance Company are subject to similar restrictions in Connecticut and other states, and are limited in 1996 to approximately $164.4 million in the aggregate. Dividends of $5.0 million were paid to AC&S by the domestic insurance subsidiaries during 1995.

The Department recognizes as net income and shareholder's equity those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted accounting principles.

Statutory net loss was $196.2 million and $170.1 million for the years ended December 31, 1995 and 1994, respectively. Statutory shareholder's equity was $2,793.4 million and $2,525.7 million as of December 31, 1995 and 1994, respectively.

In recent years, state insurance regulators have been considering changes in statutory accounting practices and other initiatives to strengthen solvency regulation. Under the risk-based capital ("RBC") standards for property-casualty insurers adopted by the NAIC, each of the Companies applies the RBC formula which compares adjusted surplus to required surplus and reflects the risk profile of the company (RBC ratio). The RBC ratio at December 31, 1995 for each of the Companies is above the levels which would require regulatory action.

As of December 31, 1995, the Companies do not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholder's equity.

7. LONG-TERM DEBT

(Millions)                                            1995         1994
- -----------------------------------------------------------------------
Long-term debt:
 Mortgage Notes and Other Notes, 6.9%-11%
  due in varying amounts to 2018                      $35.2        $35.5
                                                      ------------------

Aggregate maturities of long-term debt and sinking fund requirements for 1996 through 2000 are $.3 million, $.2 million, $29.5 million, $.1 million, $.1 million, respectively, and $5.0 million thereafter.

8.  FEDERAL AND FOREIGN INCOME TAXES

The Companies are included in the consolidated federal income tax return of Aetna. Aetna allocates to each member an amount approximating the tax it would have incurred were it not a member of the consolidated group, and credits the member for the use of its tax saving attributes in the consolidated return.

Components of income tax benefits were as follows:

(Millions)                                    1995          1994
- ------------------------------------------------------------------

Current taxes (benefits):
  Income (Loss) - from operations             $(179.7)      $  4.2
  Income - foreign taxes                           .9            -
  Realized capital gains (losses)                65.6        (47.4)
                                              --------------------
                                               (113.2)       (43.2)
Deferred taxes (benefits):
  Loss - from operations                        (54.3)       (60.2)
  Income - foreign taxes                          (.1)           -
  Realized capital gains                          4.8         49.5
                                              --------------------
                                                (49.6)       (10.7)
                                              ---------------------
Total                                         $(162.8)     $ (53.9)
- ------------------------------------------------------------------

Income tax benefits on loss from continuing operations were different from the amount computed by applying the federal income tax rate to loss from continuing operations before income tax benefits for the following reasons:

(Millions)                                    1995          1994
- -----------------------------------------------------------------------

Loss before income tax benefits               $  (405.7)    $    (91.2)
Tax rate                                             35%            35%
                                              -------------------------
Application of the tax rate                      (142.0)         (31.9)
Tax effect of:
  Tax-exempt interest                             (16.2)         (31.1)
  Foreign operations                                 .8            6.9
  Excludable dividends                             (6.2)          (8.1)
  Other, net                                         .8           10.3
                                              ------------------------
Income tax benefits                           $  (162.8)    $    (53.9)
- -----------------------------------------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

(Millions)                                        1995         1994
- ----------------------------------------------------------------------

Deferred tax assets:
  Insurance reserves                          $   814.4     $    756.6
  Reserve for severance and facilities
   expense                                          5.6           26.3
  Impairment reserves                               1.8           49.5
  Net unrealized capital losses                       -          139.5
  Net operating loss carryforward                 122.2          113.2
  Other                                            27.4            9.4
                                              ------------------------
Total gross assets                                971.4        1,094.5
Less valuation allowance                              -          102.1
                                              ------------------------
Assets net of valuation                           971.4          992.4
Deferred tax liabilities:
  Deferred policy acquisition costs               107.0          110.5
  Market discount                                  11.2           17.1
  Net unrealized capital gains                    216.9              -
  Other                                             2.6            2.3
                                              ------------------------
Total gross liabilities                           337.7          129.9
                                              ------------------------
  Net deferred tax asset                      $   633.7     $    862.5
- ----------------------------------------------------------------------

Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes. During the twelve months ended December 31, 1995, the Companies moved from a net unrealized capital loss position of $(387.9) million at December 31, 1994, to a net unrealized capital gain position of $312.8 million at December 31, 1995, primarily due to decreases in interest rates. As a result, the $102.1 million of valuation allowances previously established in 1994 related to deferred tax assets were reversed, which had no impact on net income in 1995.

Management believes that it is more likely than not that the Companies will realize the benefit of the net deferred tax asset of $633.7 million. Aetna's election of special estimated tax payments in years 1989 through 1994 assures realizability of a substantial portion of deferred tax assets arising from the discounting of property-casualty reserves. The Companies have more than 15 years to generate sufficient taxable income to cover the reversal of its temporary differences due to the long-term reversal patterns of these differences. Because of Aetna's long-term history of taxable income, which is projected to continue, and the availability of significant tax planning strategies, such as converting tax-exempt bonds to taxable bonds, the Companies expect sufficient taxable income in the future to realize the net deferred tax asset.

The net deferred tax asset includes $122.2 million related to the Companies' expected utilization of its current U.S. net operating loss carryforward of $349.2 million, $111.2 million of which expires in the year 2008, $226.3 million of which expires in the year 2009 and $11.7 million of which expires in the year 2010.

The Internal Revenue Service (the "Service") has completed examination of the consolidated federal income tax returns of Aetna through 1986. Discussions are being held with the Service with respect to proposed adjustments. The Service has commenced its examination for the years 1987 through 1990. However, management believes there are adequate defenses against, or sufficient reserves recorded by Aetna to provide for, such challenges.

The Companies received net federal income tax refunds of $148.4 million and $60.8 million in 1995 and 1994, respectively.

9.  BENEFIT PLANS

Pension Plans - The Companies, in conjunction with Aetna, have noncontributory defined benefit plans covering substantially all employees and certain agents. The plans provide pension benefits based on years of service and average annual compensation (measured over 60 consecutive months of highest earnings in a 120-month period). Contributions are determined by using the Projected Unit Credit Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes. The accumulated benefit obligations and plan assets are recorded by Aetna. Data on a separate company basis regarding the proportionate share of the accumulated benefit obligation and plan assets is not available. The accumulated plan assets exceed accumulated benefits. Pretax charges to operations for the pension plan (based on the Companies' total salary cost as a percentage of Aetna's total salary cost) were $22.3 million and $12.0 million in 1995 and 1994, respectively. There has been no funding to the plan in 1995 or 1994.

Postretirement Benefits - In addition to providing pension benefits, Aetna also provides certain health care and life insurance benefits for retired employees. A comprehensive medical and dental plan is offered to all full-time employees retiring at age 50 with 15 years of service or at age 65 with 10 years of service. Retirees are generally required to contribute to the plans based on their years of service with Aetna.

In January 1994, Aetna announced a modification of its postretirement benefit plan to cap the portion of the cost paid by Aetna relating to medical and dental benefits for individuals retiring after March 1, 1994. The accumulated benefit obligations and plan assets are recorded by Aetna. Data on a separate company basis regarding the proportionate share of employee costs is not available. An allocation, based on headcount, of Aetna's total cash costs for retirees was approximately $5.0 million (pretax) in 1995 and 1994, respectively, and is reflected in the Combined Statements of Income.

Incentive Saving Plan - Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna. Pretax charges to operations for the incentive savings plan were $21.5 million and $24.3 million in 1995 and 1994, respectively.

1994 Stock Incentive Plan - Certain employees participate in Aetna's 1994 stock incentive plan (which replaced the 1984 stock option plan). The 1994 plan provides for stock options (see (1) Stock Option Plans), and deferred contingent common stock or cash awards (see (2) Incentive Units) to certain key employees. The Companies' pretax charges to operations for the Stock Incentive Plan were $12.7 million in 1995. There was an immaterial impact to the results of operations in 1994.

(1) Stock Option Plans - Executive and middle management employees may be granted options to purchase common stock of Aetna at the market price on the date of grant. Certain options granted prior to 1992 contain stock appreciation rights permitting the employee to exercise those rights and receive the excess of fair market value at the date of exercise over the grant date fair market value in cash and/or stock.

(2) Incentive Units - Executive and middle management employees may be granted incentive units under the Aetna 1994 Stock Incentive Plan, which are rights to receive Aetna common stock or cash at the end of a vesting period (currently 1996 and 1998) conditioned upon the employee's continued employment during that period and achievement of Aetna performance goals. The incentive unit holders are not entitled to dividends during the vesting period.

10.  RELATED PARTY TRANSACTIONS

A substantial portion of the administrative and support functions of the Companies are provided by Aetna and its affiliates. The financial statements reflect allocated charges for these services based upon measures appropriate for the type and nature of service provided. The Companies have agreements and contracts with certain Aetna affiliates to provide administrative and technical services. The types of services provided by Aetna and its affiliates to the Companies related to such functions include, but are not limited to, general ledger processing, including subsidiary expense ledgers, use of the corporate conference center, office services, purchasing, security, facilities management, payroll and other human resources services, bank administration and other treasury services. The Companies are also allocated charges for certain corporate staff area costs which include, but are not limited to, salaries, certain employee benefit and incentive plans, legal fees, travel and taxes (including payroll and personal property).

Hartford-area home office properties occupied by the Companies are owned by Aetna affiliates. The Companies are charged rent based on their proportionate share (based on square footage occupied) of the total occupancy cost (including depreciation) of Aetna's Hartford-area properties. Certain other facilities owned by the Companies, either directly or through partnerships, are leased by Aetna and its affiliates. In addition, the Combined Balance Sheets reflect certain mortgage and real estate investments that are held jointly by Companies and Aetna affiliates.

The Companies, by virtue of their participation in the consolidated operations of Aetna, benefit from certain costs which are incurred in other Aetna legal entities and not subsequently allocated back to the Companies. Such costs include, but are not limited to, advertising, interest expense, charitable contributions, certain postretirement benefits other than pensions, certain postemployment benefits and certain other employee benefit plans.

The Companies utilize intercompany receivable/payable accounts to settle allocated charges primarily related to general and administrative expenses of Aetna and its affiliates. Such expenses are paid by the parent company, Aetna Life and Casualty Company which acts as a clearinghouse in allocating such expenses to each of the parent company's subsidiaries. Settlements generally take place within 45 days after the end of each month.

AC&S had entered into a stop-loss agreement with an affiliate, Aetna Re-Insurance Company (U.K.) Ltd., a wholly-owned subsidiary of Aetna. Such agreement covered all policies-in-force, written, renewed or accepted during 1992 and prior years. AC&S had a 100% participation, capped at a maximum of $58.0 million, in net losses in excess of the retention limits which result from adverse development on known losses valued as of December 31, 1992 and/or reported subsequent to December 31, 1992. Effective December 31, 1995, AC&S entered into an agreement with Aetna whereby Aetna was substituted as primary obligor under the stop-loss agreement for a payment equal to the held reserves for such coverage of $35.7 million.

11.  REINSURANCE

The Companies utilize reinsurance agreements to reduce their exposure to large losses in all aspects of their insurance business. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Companies as direct insurers of the risks reinsured. The Companies evaluate the financial strength of potential reinsurers and continually monitor the financial condition of present reinsurers. Only those reinsurance recoverables deemed probable of recovery are reflected as assets on the Combined Balance Sheets.

Prepaid reinsurance premiums were $.4 billion and $.3 billion for the years ended December 31, 1995 and 1994, respectively. A summary of earned premiums for the years ended December 31 was as follows:


(Millions)                              1995           1994
- -----------------------------------------------------------------

Direct Amount                           $ 5,006.4      $  5,093.4
Ceded to Other Companies(1)               1,307.0         1,177.7
Assumed from Other Companies(2)             418.3           439.1
                                        -------------------------
  Net Amount                            $ 4,117.7      $  4,354.8
- -----------------------------------------------------------------
(1) Includes $165.4 million and $184.7 million in 1995 and 1994, respectively, of premiums ceded to Aetna affiliates.
(2) Includes $115.3 million and $130.8 million in 1995 and 1994, respectively, of premiums assumed from Aetna affiliates.

There is not a material difference in premiums on a written versus an earned basis.

Ceded claims and claim adjustment expenses were $.9 billion and $1.2 billion for the years ended December 31, 1995 and 1994, respectively.

Certain subsidiaries of the Companies act as servicing carriers for several involuntary pools. This business is ceded completely to the pools, and the Companies have no direct underwriting risk associated with it. Reinsurance recoverables for this business were approximately $1.7 billion and $1.8 billion as of December 31, 1995 and 1994, respectively. The Companies also participate as members in a number of the involuntary pools, and as a result assume their share of premiums and losses associated with these pools.

The Companies also utilize a variety of reinsurance agreements, primarily with nonaffiliated insurers, to control their exposure to large property-casualty losses. These agreements, most of which are renegotiated annually as to coverage, limits and price, are structured either on a treaty basis (where all risks meeting prescribed criteria are automatically covered) or on a facultative basis (where the circumstances of specific individual insurance risks are reflected). The amount of risk retained by the Companies depends on the underwriter's evaluation of the specific risk, subject to maximum limits based on risk characteristics and the type of coverage. The principal catastrophe reinsurance agreement currently in force covers approximately 90% of specified property losses between $150 million and $325 million. The Companies also have in place an aggregate excess of loss arrangement with respect to all of its property-casualty lines for accident year 1995, providing up to approximately $250 million of additional net protection.

Unpaid claims and claim adjustment expenses and reinsurance recoverables on the Combined Balance Sheets are reported net of amounts ceded to and assumed from certain affiliates. The total amount of unpaid claims and claim adjustment expenses and reinsurance recoverables related to these reinsurance agreements was $658.8 million and $642.0 million at December 31, 1995 and 1994, respectively, of which $657.1 million and $639.9 million, respectively, relates to an arrangement which terminated effective January 1, 1996. There was no impact to the Combined Statements of Income in 1995 or 1994 as a result of these agreements.


12.  RESERVES


The following represents changes in aggregate reserves for unpaid claims and claim adjustment expenses:

(Millions)                                                   1995      1994
- ------------------------------------------------------------------------------
Net unpaid claims and claim adjustment expenses
 at beginning of year                                        $11,022   $11,259
Incurred claims and claim adjustment expenses:
     Provision for insured events of the current year          3,095     3,484
     Increases in provision for insured events
           of prior years (1)                                  1,137       263
- ------------------------------------------------------------------------------
Total incurred claims and claim adjustment expenses            4,232     3,747
- ------------------------------------------------------------------------------
Payments: Claim and claim adjustment expenses
           attributable to insured events of the current year  1,118     1,275
          Claim and claim adjustment expenses
           attributable to insured events of prior years       2,563     2,709
- ------------------------------------------------------------------------------
Total payments                                                 3,681     3,984
- ------------------------------------------------------------------------------
Net unpaid claims and claim adjustment expenses at
 end of the year                                              11,573    11,022
  Plus: Reinsurance recoverables                               4,573     4,603
        Deductible amounts recoverable from policyholders        412       352
- ------------------------------------------------------------------------------
Gross unpaid claims and claim adjustment expenses
 at end of the year                                          $16,558   $15,977
- ------------------------------------------------------------------------------

(1) 1995 includes increases in provision for insured events of prior years of $399 million related to asbestos-related claims and $778 million related to environmental-related claims.

Environmental and Asbestos-Related Claims

The Companies added $778 million ($505.7 million, after tax) to environmental-related claims reserves in 1995. In the opinion of management, the Companies' reserves for environmental-related claims at December 31, 1995 represent the Companies' best estimate of their ultimate environmental-related liability, based on currently known facts, current law (including Superfund), current technology, and assumptions considered reasonable where facts are not known. Due to the significant uncertainties and related management judgment involved in estimating the Companies' environmental liability, no assurances can be given that the environmental reserve represents the amount that will ultimately be paid by the Companies for all environmental-related losses. The amount ultimately paid could differ materially from the Companies' currently recorded reserve as legal and factual issues are clarified, but any difference cannot be reasonably estimated at this time.

As a result of this addition to the environmental-related claims reserves, Aetna contributed $303 million of additional capital to the Companies in the fourth quarter of 1995 in order to restore capital levels (including risk-based capital), to appropriate levels for regulatory and other purposes.

In conjunction with the reserve addition for environmental-related claims, the Companies purchased reinsurance which provided aggregate protection of $335 million for the adverse loss development beyond reserves held (net of existing reinsurance). Under this arrangement, approximately $165 million of the existing reserves for such losses were ceded at the time the contract was entered into. As a result of the asbestos-related reserve addition (see below) and other reserve developments, substantially all of, the available statutory surplus protection was utilized during 1995. There was an immaterial benefit to the results of operations under this arrangement.

In 1995, the Companies settled a case involving a policyholder (a major producer of asbestos and asbestos products) that had exhausted applicable policy limits on asbestos products claims and asserted coverage under policy provisions for other types of liability. The Companies obtained a release from the insured for all current and future asbestos bodily injury claims and certain asbestos property damage claims (along with all environmental claims) under existing policies in exchange for fixed, scheduled cash payments, which were recorded on a discounted basis. In connection with this settlement, $120 million of property-casualty reserves not previously classified as covering asbestos-related claims were transferred to asbestos reserves. No amounts were transferred from environmental reserves, and the environmental-related portion of the settlement was covered by existing environmental reserves. As a result, this settlement did not affect 1995 results of operations. As part of the settlement, the Companies also agreed, among other things, to make insurance coverage available to the insured in the year 2000 (on a one-time basis), for a percentage of all asbestos defense and indemnity claim payments made by the insured during the years 2000 through 2007. The Companies' payment obligations would be subject to annual dollar caps. Given the uncertainty as to whether the insured will elect to purchase this additional insurance, no related premiums or losses have been recorded by the Companies at this time.

Environmental and Asbestos-Related Claims (continued)

Reserving for asbestos-related claims is subject to significant uncertainties and management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all asbestos-related claims and related litigation expenses. Management has continued to evaluate reserves for asbestos liabilities as the Companies continue to gather and analyze new information and reassess its reserving techniques for these claims in order to determine whether it can better estimate its liability. In connection with such evaluation, the Companies added $335 million ($218 million, after tax) to asbestos-related claims reserves in the fourth quarter of 1995. While the Companies expect to recover some of its asbestos losses from its reinsurers, due to the uncertainty in estimating amounts to be recovered, no reinsurance benefits were recorded in establishing this addition to reserves. Further adjustments may be made to such reserves as loss patterns develop and other information is obtained, and the amount ultimately paid for such claims could differ materially from reserves, although any difference cannot be reasonably estimated at this time.

Environmental and asbestos-related loss and loss adjustment expense reserves as reflected on the Combined Balance Sheets at December 31, were as follows (before reinsurance and net of discounts on certain environmental and asbestos settlement):

(Millions)                                                    1995        1994
- ------------------------------------------------------------------------------

Environmental Liability                                    $  1,005.9  $   436.1
Asbestos Bodily Injury*                                         754.3      295.9
Asbestos Property Damage*                                        22.3       29.9
                                                           ---------------------
Total Environmental and Asbestos-Related Reserves          $  1,782.5  $   761.9
- -----------------------------------------------------------=====================

*Includes $107.4 million and $12.6 million of reserves transferred to asbestos bodily injury and asbestos property damage reserves, respectively, in 1995.

Workers' Compensation Claims

Estimating workers' compensation reserves is particularly difficult (and, therefore, more subject to change than many other types of property-casualty claims), largely because of the length of the "tail" associated with workers' compensation claims. Workers' compensation claim costs are dependent on a number of complex factors including social and economic trends and changes in doctrines of legal liability and damage awards. Adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

Other

Policyholders of the Companies also seek insurance coverage from the Companies for other long-term exposure claims against them, including claims relating to silicone-based personal products, lead paint and other allegedly toxic or harmful substances. Evaluating and reserving for these types of exposures is complex and subject to many uncertainties including those stemming from coverage issues, long latency periods and changing or expanding laws and legal theories of liability. Adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

13.  FINANCIAL INSTRUMENTS

ESTIMATED FAIR VALUE

The carrying values and estimated fair values of the Companies' financial instruments at December 31, 1995 and 1994 were as follows:

                                       1995                   1994
                              ---------------------     -----------------
                              Carrying        Fair      Carrying   Fair
                              Value           Value     Value      Value
                              --------        -----     --------   ------
ASSETS:

  Cash and cash equivalents   $   1,136.5 $   1,136.5   $ 676.3 $   676.3
  Short-term investments            137.2       137.2     106.0     106.0
  Debt securities                11,598.3    11,598.3   9,510.3   9,503.9
  Equity securities                 499.9       499.9   1,017.9   1,017.9
  Mortgage loans                  1,061.7     1,052.7   1,453.7   1,416.0

LIABILITIES:

  Short-term debt             $        -- $        --   $   9.1 $     9.1
  Long-term debt                     35.2        35.2      35.5      35.5

Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Companies' entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the Companies' management of interest rate and liquidity risk, and currency exposures, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

The following valuation methods and assumptions were used by the Companies in estimating the fair value of the above financial instruments:

Short-term instruments: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, the carrying amounts reported in the Combined Balance Sheets approximate fair value. Short-term instruments have a maturity date of one year or less and include cash and cash equivalents, short-term investments and short-term debt.

Debt and equity securities: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are estimated by using quoted market prices for similar securities or discounted cash flow methods.

Mortgage loans: Fair values are estimated by discounting expected mortgage loan cash flows at market rates which reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimates of mortgage loans of lower credit quality, including problem and restructured loans, are based on the estimated fair value of the underlying collateral.

Long-term debt: Fair value is based on quoted market prices for the same or similar issued debt or, if no quoted market prices are available, on the current rates estimated to be available to the Companies for debt of similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (INCLUDING DERIVATIVE FINANCIAL INSTRUMENTS):

The notional amounts, carrying values and estimated fair values of the Companies' off-balance-sheet financial instruments at December 31, 1995 and 1994 were as follows:

                                                    Carrying
                                                    Value
                                       Notional     Asset            Fair
(Millions)                             Amount       (Liability)      Value
- ----------------------------------------------------------------------------
1995
- ----------------------------------------------------------------------------

Foreign exchange forward contracts
  - sell:
  Related to investments in
  nondollar denominated assets          $ 65.2        $  (.1)        $ (.2)
Interest rate swaps:
  Unrecognized gains                     380.0             -          20.4
  Unrecognized losses                    380.0             -         (20.2)


                                                    Carrying
                                                    Value
                                       Notional     Asset            Fair
(Millions)                             Amount       (Liability)      Value
- ----------------------------------------------------------------------------
1994
- ----------------------------------------------------------------------------
Foreign exchange forward contracts
  - sell:
  Related to net investments in
  foreign affiliates                    $ 27.1        $   .2      $     .2
  Related to investments in
  nondollar denominated assets           206.1            .2          (1.5)
Foreign exchange forward contracts
  - buy:
  Related to investments in
  nondollar denominated assets             3.8           (.4)          (.1)
Interest rate swaps:
  Unrecognized gains                     386.4             -          18.3
  Unrecognized losses                    386.4             -         (18.3)

The notional amounts of these instruments do not represent the Companies' risk of loss. The fair value amounts of these instruments were estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations. These amounts reflect the estimated amounts that the Companies would have to pay or would receive if the contracts were terminated.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (INCLUDING DERIVATIVE FINANCIAL INSTRUMENTS): (CONTINUED)

The Companies engage in hedging activities to manage foreign exchange and interest rate risk. Such hedging activities have principally consisted of using off-balance-sheet instruments including foreign exchange forward contracts and interest rate swap agreements. All of these instruments involve, to varying degrees, elements of market risk and credit risk in excess of the amounts recognized in the Combined Balance Sheets. The Companies evaluate the risks associated with off-balance-sheet financial instruments in a manner similar to that used to evaluate the risks associated with on-balance-sheet financial instruments. Market risk is the possibility that future changes in market prices may make a financial instrument less valuable. For off-balance-sheet financial instruments used for hedging, such market price changes are generally offset by the market price changes in the hedged instruments held by the Companies. Credit risk arises from the possibility that counterparties may fail to perform under the terms of the contract, which could result in an unhedged position. However, unlike on-balance-sheet financial instruments, where credit risk generally is represented by the notional or principal amount, the off-balance-sheet financial instruments' risk of credit loss generally is significantly less than the notional value of the instrument and is represented by the positive fair value of the instrument. The Companies generally do not require collateral or other security to support the financial instruments discussed below. However, the Companies control their exposure to credit risk through credit approvals, credit limits and regular monitoring procedures. There were no material concentrations of off-balance-sheet financial instruments at December 31, 1995.

Foreign Exchange Forward Contracts:

Foreign exchange forward contracts are agreements to exchange fixed amounts of two different currencies at a specified future date and at a specified price. The Companies utilize foreign exchange forward contracts to hedge their foreign currency exposure arising from certain investments in foreign affiliates and nondollar denominated investment securities. The Companies generally utilize foreign currency contracts with terms of up to three months.

At December 31, 1995 the Companies has unhedged foreign currency exposures of $29.8 million and $41.2 million related to net investments in foreign affiliates and investments in nondollar denominated assets, respectively. These exposures include $40.1 million of investments in nondollar denominated assets for which effective markets for hedging vehicles do not currently exist.

Interest Rate Swaps

The Companies utilize interest rate swaps to manage certain exposures related to changes in interest rates. This swap activity included transactions which were entered into in prior years where the Companies act as an intermediary for entities whose debt the Companies have guaranteed to allow them to convert variable rate debt to a fixed rate, with the Companies retaining no interest rate risk. (Please refer to Note 14.) Interest rate swap activity also includes exchanging variable rate asset returns for fixed rate returns.

14.  COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS

Commitments to extend credit are legally binding agreements to lend monies at a specified interest rate and within a specified time period. Risk arises from the potential inability of counterparties to perform under the terms of the contracts and from interest rate fluctuations. The Companies' exposure to credit risk is reduced by the existence of conditions within the commitment agreements which release the Companies from their obligations in the event of a material adverse change in the counterparty's financial condition. At December 31, 1995 and 1994, the Companies had $79.8 million and $120.0 million, respectively, in commitments to fund partnerships.

Through the normal course of investment operations, the Companies commit to either purchase or sell securities or money market instruments at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments. At December 31, 1995, the Companies had commitments to purchase investments of $66.9 million, the fair value of which was $67.3 million. The Companies had no commitments to purchase investments in 1994.

FINANCIAL GUARANTEES

The Companies no longer write municipal bond insurance and such business previously written by the Companies was reinsured with another company. It is not practicable to estimate the fair value of the business that has been ceded.

AC&S was a writer of financial guarantees on obligations secured by real estate, corporate debt obligations, and of municipal and non-municipal tax-exempt entities through December 31, 1987, and ceased writing such guarantees as of January 1, 1988. The aggregate net par value of financial guarantees outstanding at December 31, 1995 and 1994 was $656.4 million and $728.3 million, respectively. Future runoff of financial guarantees as of December 31, 1995 after adjusting for extensions granted on certain guarantees, is estimated to be $31.9 million for 1996, $135.4 million for 1997, $276.7 million for 1998, $3.8 million for 1999, $7.4 million for 2000 and $201.2 million thereafter. It is not practicable to estimate a fair value for AC&S' financial guarantees because AC&S no longer writes such guarantees, there is no quoted market price for such contracts, and it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts.

Total reserves for the financial guarantee business, which include reserves for defaults, probable losses not yet identified and unearned premiums, were $40.5 million and $47.7 million at December 31, 1995 and 1994, respectively. Premium income received from such guarantees is recognized pro rata over the contract coverage period.

REINSURANCE AGREEMENT

In connection with the 1992 sale of Am Re, Am Re and AC&S entered into a reinsurance agreement which provides that to the extent Am Re incurred losses in 1991 and prior that were still outstanding at January 1, 1992 in excess of $2.7 billion, AC&S has an 80% participation in payments on those losses up to a maximum payment by AC&S of $500 million. In 1995, Am Re increased reserves for asbestos, environmental and other latent liabilities. As a result of this increase, losses of approximately $228 million ($120 million after discount), which were largely workers' compensation life table indemnity claims, were ceded to AC&S. There was no material impact on 1995 earnings as AC&S had previously established reserves. It is reasonably possible that additional undiscounted losses of up to approximately $270 million pretax could be ceded to the company in the future.

STRUCTURED SETTLEMENTS

The Companies have settled claims through the purchase of structured settlement annuities under which they remain liable to the claimants. Such structured settlements of $1,189.3 million and $1,097.2 million are reflected in reinsurance recoverables on the Combined Balance Sheet at December 31, 1995 and 1994, respectively. Included in such liabilities is $352.4 million and $280.0 million of structured settlements purchased from affiliates, consisting of $177.2 million and $153.4 million from Aetna Life Insurance Company at December 31, 1995 and 1994, respectively, and $175.2 million and $126.6 million from Aetna Life Insurance and Annuity Company at December 31, 1995 and 1994, respectively.

LITIGATION

The Companies are continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of their business operations either as liability insurers defending third-party claims brought against their insureds or as insurers defending coverage claims brought against them, including lawsuits related to issues of policy coverage and judicial interpretation. One such area of coverage litigation involves legal liability for environmental and asbestos-related claims. These lawsuits and other factors make reserving for these claims subject to significant uncertainties.

While the ultimate outcome of such litigation cannot be determined at this time, such litigation, net of reserves established therefore and giving effect to reinsurance probable of recovery, is not expected to result in judgments for amounts material to the financial condition of the Companies, although it may adversely affect results of operations in future periods.

15.  CONCENTRATIONS OF INVESTMENT CREDIT RISK

At December 31, 1995, the Companies had an investment in common stock of MBIA, Inc. with a carrying value of $286.0 million representing 7% of shareholder's equity, and an investment in preferred stock of Federated Investors with a carrying value of $100.7 million representing 3% of shareholder's equity. Subsequent to December 31, 1995, the Companies sold all of their investment in Federated Investors and 82% of their investment in MBIA, Inc. These sales resulted in a combined realized capital gain of $173.8 million (pretax) which will be reflected in 1996 results.

The Companies' holdings in debt securities were $11.6 billion and $9.5 billion as of December 31, 1995 and 1994, respectively. The debt securities in the Companies' portfolio are generally rated by external rating agencies, and, if not externally rated, are rated by the Companies on a basis believed to be similar to that used by the rating agencies. At December 31, 1995 and 1994, the average quality rating of the Companies' portfolio of debt securities was AA and the composition by quality ratings and market sector were as follows:

Debt Securities Quality Ratings   Debt Securities Investments by Market Sector

                 December 31,                                    December 31,
               1995     1994                                   1995        1994
- -------------------------------------------------------------------------------
AAA              54%      59%      Corporate                    28%         23%
AA               11%      10%      Treasuries/Agencies          27%         36%
A                21%      18%      Mortgage-Backed Securities   15%         13%
BBB              11%       9%      Financial                    12%          6%
BB & Below        3%       4%      Public Utilities              7%          6%
                                   Other Loan Backed             6%          3%
                                   Municipals                    5%         13%

At December 31, 1995 and 1994, mortgage loan balances, net of specific impairment reserves, by property type and geographic region were as follows:

December 31, 1995
- -----------------

                                                                                Mixed
                                                       Hotel/                    Use/
(Millions)                 Office     Retail Apartment Motel     Industrial     Other     Total
- ------------------------------------------------------------------------------------------------

South Atlantic           $   175.6 $    60.9 $    51.8 $     2.7  $     3.1  $    49.5 $   343.6
Middle Atlantic              147.1      64.8         -         -       19.9         .1     231.9
New England                  120.5      66.9      59.7      44.2          -          -     291.3
South Central                 10.7      14.6        .5       1.7          -          -      27.5
North Central                  3.4      20.2      38.3      11.1         .8         .9      74.7
Pacific and
  Mountain                    69.9      28.9      18.4         -        7.3        3.1     127.6
Other                            -         -         -         -          -        9.5       9.5
- ------------------------------------------------------------------------------------------------
   Total                 $   527.2 $   256.3 $   168.7 $    59.7  $    31.1  $    63.1   1,106.1
- ------------------------------------------------------------------------------------------------
Less general portfolio loss reserve                                                         44.4
- -------------------------------------------------------------------------------------------------
   Adjusted total, net of reserves                                                     $ 1,061.7
- ---------------------------------------------------------------------------------------=========

December 31, 1994
- -----------------
                                                                                Mixed
                                                       Hotel/                    Use/
(Millions)                 Office     Retail Apartment Motel     Industrial     Other     Total
- -------------------------------------------------------------------------------------------------

South Atlantic           $   159.5 $   165.2 $    58.9 $    62.1  $     3.2   $    59.0 $   507.9
Middle Atlantic              196.1      67.0      30.1         -       17.6          .5     311.3
New England                  122.6      65.6      59.4      45.1         .4         3.8     296.9
South Central                 32.1      12.1      13.3       2.0        3.8          .9      64.2
North Central                 31.7      40.3      55.1      23.5         .9         1.2     152.7
Pacific and
  Mountain                   118.6      29.2       7.6         -        7.7         4.3     167.4
Other                            -         -         -         -          -        11.8      11.8
- -------------------------------------------------------------------------------------------------
   Total                 $   660.6 $   379.4 $   224.4 $   132.7 $    33.6    $    81.5   1,512.2
- -------------------------------------------------------------------------------------------------
Less general portfolio loss   reserve                                                        58.5
- -------------------------------------------------------------------------------------------------
   Adjusted total, net of reserves                                                      $ 1,453.7
- ----------------------------------------------------------------------------------------=========

As of December 31, 1995 and 1994, the Companies' investments in problem, potential problem and restructured mortgage loans by property type and geographic distribution were as follows:

Problem, Potential Problem and Restructured     Geographic Distribution of
Problem, Potential
Mortgage Loans by Property Type                 Problem and Restructured
Mortgage Loans

                  December 31,                                December 31,
               1995         1994                             1995      1994
- -----------------------------------    ---------------------------------------

Apartment      13.3%         9.0%      Middle Atlantic        11.9%     22.1%
Hotel/Motel       -%          .8%      New England              .2%      1.3%
Office         48.8%        72.4%      North Central          13.4%     32.6%
Retail         37.9%        17.0%      Pacific and Mountain   62.2%      7.3%
Other             -%          .8%      South Atlantic         12.3%     17.6%
                                       South Central             -%     19.1%

"Problem loans" are defined to be loans with payments over 60 days past due, loans on properties in the process of foreclosure, loans on properties involved in bankruptcy proceedings and loans on properties subject to redemption.

"Restructured loans" are loans whose original contract terms have been modified to grant concessions to the borrower and are currently performing pursuant to such modified terms.

In connection with the Companies' adoption of FAS Nos. 114 and 118 on January 1, 1995 (please see Note 1 of Notes to Combined Financial Statements), management has revised the definition of "potential problem loans" to include all loans which are performing pursuant to existing terms and are considered likely to become classified as problem or restructured loans. Prior to January 1, 1995, potential problem loans were performing loans which management believed were likely to become classified as problem or restructured loans in the next 12 months or so. As a result of the revised definition, potential problem loans at December 31, 1995 are approximately $65 million higher than they would have been had the definition not been changed. Potential problem loans are identified through the portfolio review process on the basis of known information about the ability of borrowers to comply with present loan terms. Identifying such potential problem loans requires significant judgment as to likely future market conditions and developments specific to individual properties and borrowers. Provision for losses that management believes are likely to arise from such potential problem loans is included in the specific impairment reserves. (Please see Note 3 for a discussion of mortgage loan impairment reserves.)

The Companies' equity real estate balances were $264.7 million and $262.0 million at December 31, 1995 and 1994, respectively. The Companies' equity real estate balances at December 31, 1995 and 1994 by property type and geographic distribution were as follows:

Equity Real Estate by Property Type   Geographic Distribution of Equity Real
                                      Estate

                  December 31,                                   December 31,
               1995          1994                            1995         1994
- ----------------------------------   -------------------------------------------

Apartment         -%          6.0%    Middle Atlantic         7.9%         8.2%
Hotel/Motel    21.3%         17.3%    New England            12.5%        16.1%
Industrial      8.6%          8.7%    North Central          18.3%        12.3%
Land           14.3%         13.2%    Pacific and Mountain   37.9%        40.1%
Office         47.1%         44.1%    South Atlantic         16.7%        20.4%
Retail          7.6%          9.5%    South Central           6.7%         2.9%
Other           1.1%          1.2%